Exhibit 23



     Consent of Independent Registered Public Accounting Firm

To the Board of Directors of The Reader's Digest Association, Inc.:


We consent to the incorporation by reference in the Registration Statements Nos. 33-37434, 33-56883, 333-57789, 333-42726, 333-105325, 333-105326, and 333-105327
on Form S-8 of The Reader's Digest Association, Inc. and subsidiaries (the Company) of our report dated August 30 , 2004, with respect to the consolidated balance sheets of the Company as of June 30, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2004, which report is incorporated by reference in the Company's Annual Report on Form 10-K for the period ended June 30, 2004.


/s/ KPMG LLP



New York, New York
September 7 , 2004